Exhibit 99.1

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

White Plains, New York, July 22, 2022 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $5.4 million and $9.0 million, or $0.35 and $0.58 per basic and diluted common share, for the three months and six months ended June 30, 2022 compared to net income of $3.7 million and $7.0 million, or $0.23 and $0.43 per basic and diluted common share, for the three months and six months ended June 30, 2021.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the continuing COVID-19 pandemic and the recent increase in interest rates, loan demand remained strong with originations and outstanding commitments increasing quarter over quarter. Our commitments, loans-in-process, and standby letters of credit outstanding totaled $879.0 million at June 30, 2022 compared to $749.0 million at December 31, 2021. The performance of our loan portfolio remains strong with only two non-residential loans secured by the same property to one borrower that are on non-accrual and in foreclosure due to a maturity default at June 30, 2022. At this time, we have no loans on deferral as a result of the COVID-19 pandemic. As has been in the past, construction lending for affordable housing units in high demand high absorption areas continues to be our focus.”

Highlights for the three months and six months ended June 30, 2022 are as follows:

•	Net income increased by $1.7 million and $2.0 million, or 44.9% and 29.7%, for the three months and six months ended June 30, 2022 compared to the same periods in the prior year.

•	Net interest income increased by $3.2 million and $4.7 million, or 30.5% and 22.8%, for the three months and six months ended June 30, 2022 compared to the same periods in 2021.

•	Asset quality metrics continued to remain strong with non-performing assets to total assets of 0.23% and 0.16% at June 30, 2022 and at December 31, 2021. Our allowance for loan losses totaled $5.5 million, or 0.53% of total loans at June 30, 2022 compared to $5.2 million, or 0.54% of total loans at December 31, 2021.

•	In accordance with the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), since March 2020, we granted pandemic-related loan payment deferrals to 196 loans totaling $190.9 million at the time payment deferral was requested. At June 30, 2022, we had no loans in deferral status.

Balance Sheet Summary

Total assets decreased by $3.5 million, or 0.3%, to $1.2 billion at June 30, 2022, from $1.2 billion at December 31, 2021. The decrease in assets was primarily due to decreases in cash and cash equivalents of $66.0 million and equity securities of $1.1 million, partially offset by increases in net loans of $50.6 million, securities held-to-maturity of $9.3 million, and premises and equipment of $2.3 million.

Cash and cash equivalents decreased by $66.0 million, or 43.4%, to $86.2 million at June 30, 2022 from $152.3 million at December 31, 2021. The decrease in cash and cash equivalents was a result of cash being deployed to fund an increase in net loans of $50.6 million, an increase in securities held-to-maturity of $9.3 million, an increase in property and equipment of $2.3 million due primarily to the purchase of property and equipment for a new branch office, and a reduction in FHLB advances of $7.0 million.

Equity securities decreased by $1.1 million, or 5.3%, to $18.9 million at June 30, 2022 from $19.9 million at December 31, 2021. The decrease in equity securities was primarily attributable to market depreciation of $1.1 million as market interest rates increased during the six months ended June 30, 2022.

Securities held-to-maturity increased by $9.3 million, or 52.1%, to $27.2 million at June 30, 2022 from $17.9 million at December 31, 2021 due primarily to the purchases of securities, partially offset by maturities and pay-downs.

Loans, net of the allowance for loan losses, increased by $50.6 million, or 5.2%, to $1.0 billion at June 30, 2022 from $968.1 million at December 31, 2021. The increase in loans, net of the allowance for loan losses, was primarily due to loan originations of $307.4 million during the six months ended June 30, 2022, consisting primarily of $266.3 million in construction loans with respect to which approximately 32.1% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans.

Loan originations resulted in a net increase of $97.0 million in construction loans. The increase in our loan portfolio was partially offset by decreases in non-residential loans of $23.4 million, commercial and industrial loans of $15.8 million, mixed-use loans of $5.2 million, residential loans of $1.4 million, and multi-family loans of $560,000, coupled with normal pay-downs and principal reductions.

Premises and equipment increased by $2.3 million, or 9.7%, to $26.2 million at June 30, 2022 from $23.9 million at December 31, 2021 due to the acquisition of property and equipment for a new branch site located in Bloomingburg, New York.

Investments in restricted stock decreased by $331,000, or 21.1%, to $1.2 million at June 30, 2022 from $1.6 million at December 31, 2021 due primarily to a reduction in mandatory Federal Home Loan Bank stock in connection with the maturity/pay-off of $7.0 million in advances during the quarter ended June 30, 2022.

Accrued interest receivable increased by $949,000, or 22.2%, to $5.2 million at June 30, 2022 from $4.3 million at December 31, 2021 due to an increase in the loan portfolio.

Foreclosed real estate was $2.0 million at June 30, 2022 and December 31, 2021.

Right of use assets — operating decreased by $268,000, or 10.5%, to $2.3 million at June 30, 2022 from $2.6 million at December 31, 2021, primarily due to amortization.

Other assets increased by $793,000, or 16.9%, to $5.5 million at June 30, 2022 from $4.7 million at December 31, 2021 due to increases in suspense accounts of $406,000, tax assets of $326,000, and prepaid expenses of $84,000.

Total deposits increased by $1.4 million, or 0.2%, to $928.6 million at June 30, 2022 from $927.2 million at December 31, 2021. The increase was primarily due to an increase in non-interest bearing demand deposits of $31.6 million, or 9.6% and an increase in savings account balances of $24.5 million, or 13.3%. These increases were partially offset by a decrease in certificates of deposit of $48.7 million, or 16.6% and a decrease in NOW/money market accounts of $6.1 million, or 5.1%, from December 31, 2021 to June 30, 2022.

Federal Home Loan Bank advances decreased by $7.0 million, or 25.0%, to $21.0 million at June 30, 2022 from $28.0 million at December 31, 2021.

Advance payments by borrowers for taxes and insurance decreased by $147,000, or 7.8%, to $1.7 million at June 30, 2022 from $1.9 million at December 31, 2021 due primarily to the payment of taxes for borrowers, partially offset by the accumulation of tax payments from borrowers.

Lease liability – operating decreased by $260,000, or 10.0%, to $2.3 million at June 30, 2022 from $2.6 million at December 31, 2021, primarily due to amortization.

Accounts payable and accrued expenses decreased by $2.5 million, or 18.1%, to $11.1 million at June 30, 2022 from $13.5 million at December 31, 2021 due primarily to a decrease in suspense accounts for loan closings of $1.6 million and a decrease in accrued expenses of $1.2 million.

Stockholders’ equity increased by $4.9 million, or 2.0% to $256.3 million at June 30, 2022, from $251.4 million at December 31, 2021. The increase in stockholders’ equity was due to net income of $9.0 million for the six months ended June 30, 2022, a reduction of $504,000 in unearned employee stock ownership plan shares, and $41,000 in other comprehensive income, partially offset by dividends paid and declared of $4.7 million.

Net Interest Income

Net interest income totaled $13.5 million for the three months ended June 30, 2022, as compared to $10.4 million for the three months ended June 30, 2021. The increase in net interest income of $3.2 million, or 30.5%, was primarily due to an increase in interest income combined with a decrease in interest expense.

The increase in interest income is attributable to increases in loans, investment securities, equity securities, and interest-bearing deposits as we continued to deploy the proceeds raised in our July 2021 second-step conversion. The increase in interest income is also attributable to an increase in interest rates during the three months ended June 30, 2022.

The decrease in interest expense is attributable to a decrease in the balances and cost of funds on our certificates of deposits and on our borrowed money, partially offset by increases in the balances and cost of funds in our interest-bearing demand deposits and our savings and club accounts.

In this regard, total interest income increased by $3.2 million, or 27.1%, to $14.8 million for the three months ended June 30, 2022 from $11.7 million for the three months ended June 30, 2021 due to an increase in the average balance of interest earning assets of $257.0 million, or 27.8%, to $1.2 billion for the three months ended June 30, 2022 from $924.9 million for the three months ended June 30, 2021, partially offset by a decrease in the yield on interest earning assets by 3 basis points from 5.05% for the three months ended June 30, 2021 to 5.02% for the three months ended June 30, 2022.

Interest expense decreased by $2,000, or 0.2%, to $1.3 million for the three months ended June 30, 2022 from $1.3 million for the three months ended June 30, 2021 due to a decrease in the cost of interest bearing liabilities by 7 basis points from 0.91% for the three months ended June 30, 2021 to 0.84% for the three months ended June 30, 2022, partially offset by an increase in average interest bearing liabilities of  $45.4 million, or 8.0%, to $613.6 million for the three months ended June 30, 2022 from $568.3 million for the three months ended June 30, 2021.

Net interest margin increased by 9 basis points, or 2.1%, during the three months ended June 30, 2022 to 4.58% compared to 4.49% during the three months ended June 30, 2021.

Net interest income totaled $25.5 million for the six months ended June 30, 2022, as compared to $20.7 million for the six months ended June 30, 2021. The increase in net interest income of $4.7 million, or 22.8%, was primarily due to an increase in interest income combined with a decrease in interest expense.

The increase in interest income is attributable to increases in loans, investment securities, equity securities, and interest-bearing deposits as we continued to deploy the proceeds raised in our July 2021 second-step conversion. The increase in interest income is also attributable to an increase in interest rates during the six months ended June 30, 2022.

The decrease in interest expense is attributable to a decrease in the balances and cost of funds on our certificates of deposits and on our borrowed money, partially offset by increases in the balances and cost of funds in our interest-bearing demand deposits and our savings and club accounts.

In this regard, interest income increased by $4.6 million, or 19.6%, to $28.1 million for the six months ended June 30, 2022 from $23.5 million for the six months ended June 30, 2021 due to an increase in the average balance of interest earning assets of $262.5 million, or 28.7%, to $1.2 billion for the six months ended June 30, 2022 from $913.5 million for the six months ended June 30, 2021, partially offset by a decrease in the yield on interest earning assets by 36 basis points from 5.14% for the six months ended June 30, 2021 to 4.78% for the six months ended June 30, 2022.

Interest expense decreased by $119,000, or 4.3%, to $2.6 million for the six months ended June 30, 2022 from $2.8 million for the six months ended June 30, 2021 due to a decrease in the cost of interest bearing liabilities by 12 basis points from 0.97% for the six months ended June 30, 2021 to 0.85% for the six months ended June 30, 2022, partially offset by an increase in average interest bearing liabilities of  $52.6 million, or 9.2%, to $624.4 million for the six months ended June 30, 2022 from $571.8 million for the six months ended June 30, 2021.

Net interest margin decreased by 21 basis points, or 4.6%, during the six months ended June 30, 2022 to 4.33% compared to 4.54% during the six months ended June 30, 2021.

Provision for Loan Losses

The Company recorded no loan loss provision for the three months ended June 30, 2022 and June 30, 2021. We charged-off $7,000 and $9,000 during the three months ended June 30, 2022 and June 30, 2021, respectively, against various unpaid overdrafts in our demand deposit accounts. We recorded recoveries of $146,000 and $1,000 during the three months ended June 30, 2022 and June 30, 2021, respectively.

The Company recorded no loan loss provision for the six months ended June 30, 2022 compared to a loan loss provision of $17,000 for the six months ended June 30, 2021. We charged-off $17,000 and $20,000 during the six months ended June 30, 2022 and June 30, 2021, respectively, against various unpaid overdrafts in our demand deposit accounts. We recorded recoveries of $242,000 and $9,000 during the six months ended June 30, 2022 and June 30, 2021, respectively. The recoveries of $242,000 during the six months ended June 30, 2022 comprised of recoveries of $146,000 regarding a previously charged-off multi-family property, $53,000 regarding a previously charged-off non-residential property, and $43,000 regarding a previously charged-off mixed-use property.

Non-Interest Income

Non-interest income for the three months ended June 30, 2022 was $536,000 compared to non-interest income of $778,000 for the three months ended June 30, 2021. The decrease in total non-interest income was primarily due to an unrealized loss of $430,000 on equity securities during the three months ended June 30, 2022 compared to an unrealized gain of $93,000 on equity securities during the three months ended June 30, 2021. The unrealized loss of $430,000 on equity securities was primarily due to a rising interest rate environment and the Federal Reserve’s interest rate increases during the June 30, 2022 quarter.

The decrease in total non-interest income was partially offset by an increase of $234,000 in other loan fees and service charges, an increase of $39,000 on gain from the sale of fixed assets, an increase of $10,000 in other non-interest income, an increase of $2,000 in bank-owned life insurance income, and a decrease of $4,000 in investment advisory fees.

Non-interest income for the six months ended June 30, 2022 was $594,000 compared to non-interest income of $1.2 million for the six months ended June 30, 2021. The decrease in total non-interest income was primarily due to an unrealized loss of $1.1 million on equity securities during the six months ended June 30, 2022 compared to an unrealized loss of $62,000 on equity securities during the six months ended June 30, 2021. The unrealized loss of $1.1 million on equity securities was primarily due to a rising interest rate environment and the Federal Reserve’s interest rate increases during the six months ended June 30, 2022.

The decrease in total non-interest income was partially offset by an increase of $303,000 in other loan fees and service charges, an increase of $39,000 on gain from the sale of fixed assets, an increase of $15,000 in investment advisory fees, an increase of $16,000 in other non-interest income, and an increase of $2,000 in bank-owned life insurance income.

Non-Interest Expense

Non-interest expense increased by $698,000, or 11.0%, to $7.0 million for the three months ended June 30, 2022 from $6.3 million for the three months ended June 30, 2021. The increase resulted primarily from increases of $305,000 in other operating expense, $142,000 in outside data processing expense, $101,000 in salaries and employee benefits, $90,000 in occupancy expense, $38,000 in equipment expense, and $27,000 in advertising expense, partially offset by a decrease of $5,000 in real estate owned expense.

Non-interest expense increased by $1.4 million, or 10.6%, to $14.2 million for the six months ended June 30, 2022 from $12.9 million for the six months ended June 30, 2021. The increase resulted primarily from increases of $759,000 in other operating expense, $272,000 in salaries and employee benefits, $121,000 in occupancy expense, $91,000 in outside data processing expense, $78,000 in equipment expense, and $58,000 in advertising expense, partially offset by a decrease of $16,000 in real estate owned expense.

Income Taxes

We recorded income tax expense of $1.7 million and $1.1 million for the three months ended June 30, 2022 and 2021, respectively. For the three months ended June 30, 2022, we had approximately $185,000 in tax exempt income, compared to approximately $174,000 in tax exempt income for the three months ended June 30, 2021. Our effective income tax rates were 23.7% and 23.2% for the three months ended June 30, 2022 and 2021, respectively.

We recorded income tax expense of $2.8 million and $2.1 million for the six months ended June 30, 2022 and 2021, respectively. For the six months ended June 30, 2022, we had approximately $370,000 in tax exempt income, compared to approximately $336,000 in tax exempt income for the six months ended June 30, 2021. Our effective income tax rates were 23.6% and 23.2% for the six months ended June 30, 2022 and 2021, respectively.

Asset Quality

Non-performing assets totaled $2.8 million at June 30, 2022 compared to $2.0 million at December 31, 2021. We had two non-performing non-residential loans secured by the same property to one borrower that are on non-accrual and in foreclosure due to a maturity default at June 30, 2022 compared to no non-performing loans at December 31, 2021. Our ratio of non-performing assets to total assets remained low at 0.23% at June 30, 2022 and at 0.16% at December 31, 2021.

Based on a review of the loans that were in the loan portfolio at June 30, 2022, management believes that the allowance for loan losses is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

The Company’s allowance for loan losses totaled $5.5 million, or 0.53% of total loans as of June 30, 2022, compared to $5.2 million, or 0.54% of total loans as of December 31, 2021.

Capital

The Company’s total stockholder’s equity to assets was 20.98% as of June 30, 2022. At June 30, 2022, the Company had the ability to borrow $24.1 million from the Federal Home Loan Bank of New York.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of June 30, 2022, the Bank had a tier 1 leverage capital ratio of 16.25% and a total risk-based capital ratio of 14.52%.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, and Rockland Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek

Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30,	December 31,
	2022	2021
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$14,302	$8,344
Interest-bearing deposits	71,925	143,925
Total Cash and cash equivalents	86,227	152,269
Certificates of deposit	100	100
Equity securities	18,879	19,943
Securities available-for-sale, at fair value	1	1
Securities held-to-maturity (fair value of $24,385 and $17,620, respectively)	27,189	17,880
Loans receivable	1,023,622	972,851
Deferred loan costs, net	527	484
Allowance for loan losses	(5,467)	(5,242)
Net loans	1,018,682	968,093
Premises and equipment, net	26,215	23,907
Investments in restricted stock, at cost	1,238	1,569
Bank owned life insurance	25,588	25,291
Accrued interest receivable	5,232	4,283
Goodwill	651	651
Real estate owned	1,996	1,996
Property held for investment	1,463	1,481
Right of Use Assets – Operating	2,296	2,564
Right of Use Assets – Financing	357	359
Other assets	5,476	4,683
Total assets	$1,221,590	$1,225,070
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$362,484	$330,853
Interest bearing	566,116	596,311
Total deposits	928,600	927,164
Advance payments by borrowers for taxes and insurance	1,737	1,884
Federal Home Loan Bank advances	21,000	28,000
Lease Liability – Operating	2,344	2,604
Lease Liability – Financing	514	496
Accounts payable and accrued expenses	11,083	13,540
Total liabilities	965,278	973,688

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized; 16,377,936 shares issued;and 16,377,936 shares outstanding	$164	$164
Additional paid-in capital	145,404	145,335
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(7,866)	(8,301)
Retained earnings	118,708	114,323
Accumulated other comprehensive loss	(98)	(139)
Total stockholders’ equity	256,312	251,382
Total liabilities and stockholders’ equity	$1,221,590	$1,225,070

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$14,412	$11,575	$27,473	$23,302
Interest-earning deposits	249	11	304	21
Securities	177	90	335	173
Total Interest Income	14,838	11,676	28,112	23,496
INTEREST EXPENSE:
Deposits	1,160	1,113	2,337	2,395
Borrowings	127	176	288	350
Financing lease	9	9	19	18
Total Interest Expense	1,296	1,298	2,644	2,763
Net Interest Income	13,542	10,378	25,468	20,733
Provision for loan loss	—	—	—	17
Net Interest Income after Provision for Loan Losses	13,542	10,378	25,468	20,716
NON-INTEREST INCOME:
Other loan fees and service charges	627	393	1,018	715
Gain (loss) on disposition of equipment	46	7	46	7
Earnings on bank owned life insurance	150	148	297	295
Investment advisory fees	120	124	257	242
Unrealized loss on equity securities	(430)	93	(1,064)	(62)
Other	23	13	40	24
Total Non-Interest Income	536	778	594	1,221
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,613	3,512	7,441	7,169
Occupancy expense	562	472	1,166	1,045
Equipment	277	239	566	488
Outside data processing	479	337	915	824
Advertising	51	24	105	47
Real estate owned expense	21	26	52	68
Other	2,004	1,699	3,982	3,223
Total Non-Interest Expenses	7,007	6,309	14,227	12,864
INCOME BEFORE PROVISION FOR INCOME TAXES	7,071	4,847	11,835	9,073
PROVISION FOR INCOME TAXES	1,678	1,126	2,797	2,107
NET INCOME	$5,393	$3,721	$9,038	$6,966

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic and diluted¹	$0.35	$0.23	$0.58	$0.43
Weighted average shares outstanding - basic and diluted¹	15,544	16,181	15,534	16,176
Performance ratios/data:
Return on average total assets	1.72%	1.50%	1.45%	1.42%
Return on average shareholders' equity	8.42%	9.32%	7.09%	8.83%
Net interest income	$13,542	$10,378	$25,468	$20,733
Net interest margin	4.58%	4.49%	4.33%	4.54%
Efficiency ratio	49.77%	56.56%	54.59%	58.60%
Net charge-off ratio	(0.01)%	0.00%	(0.02)%	0.00%

Loan portfolio composition:	June 30, 2022	December 31, 2021
One-to-four family	$5,758	$7,189
Multi-family	83,866	84,425
Mixed-use	23,495	28,744
Total residential real estate	113,119	120,358
Non-residential real estate	26,633	50,016
Construction	780,858	683,830
Commercial and industrial	102,594	118,378
Consumer	418	269
Gross loans	1,023,622	972,851
Deferred loan (fees) costs, net	527	484
Total loans	$1,024,149	$973,335
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	769	-
OREO property	1,996	1,996
Total non-performing assets	$2,765	$1,996

Allowance for loan losses to total loans	0.53%	0.54%
Allowance for loan losses to non-performing loans	710.92%	NA
Non-performing loans to total loans	0.08%	0.00%
Non-performing assets to total assets	0.23%	0.16%

Bank's Regulatory Capital ratios:
Common equity tier 1 capital to risk-weighted assets	14.52%	15.28%
Total capital to risk-weighted assets	14.14%	14.87%
Tier 1 capital to risk-weighted assets	14.14%	14.87%
Tier 1 leverage ratio	16.25%	16.79%

¹Shares amounts related to periods prior to the July 12, 2021 closing of the conversion offering have been restated to give retroactive recognition to the 1.3400 exchange ratio applied in the conversion offering.

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$997,983	$14,412	5.78%	$833,973	$11,575	5.55%
Securities (1)	43,880	177	1.61%	21,513	90	1.67%
Other interest-earning assets	139,978	249	0.71%	69,368	11	0.06%
Total interest-earning assets	1,181,841	14,838	5.02%	924,854	11,676	5.05%
Allowance for loan losses	(5,333)			(5,103)
Non-interest-earning assets	77,693			72,615
Total assets	$1,254,201			$992,366

Interest-bearing demand deposit	$115,097	$190	0.66%	$114,675	$164	0.57%
Savings and club accounts	214,840	354	0.66%	101,162	48	0.19%
Certificates of deposit	262,703	616	0.94%	324,420	901	1.11%
Total interest-bearing deposits	592,640	1,160	0.78%	540,257	1,113	0.82%
Borrowed money	21,000	136	2.59%	28,000	185	2.64%
Total interest-bearing liabilities	613,640	1,296	0.84%	568,257	1,298	0.91%
Non-interest-bearing demand deposit	368,359			239,996
Other non-interest-bearing liabilities	16,108			24,429
Total liabilities	998,107			832,682
Equity	256,094			159,684
Total liabilities and equity	$1,254,201			$992,366

Net interest income / interest spread		$13,542	4.18%		$10,378	4.14%
Net interest rate margin			4.58%			4.49%
Net interest earning assets	$568,201			$356,597
Average interest-earning assets to interest-bearing liabilities	192.60%			162.75%

(1)     Includes Federal Home Loan Bank of New York stock.

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$993,879	$27,473	5.53%	$834,219	$23,302	5.59%
Securities (1)	41,489	335	1.61%	20,312	173	1.70%
Other interest-earning assets	140,582	304	0.43%	58,942	21	0.07%
Total interest-earning assets	1,175,950	28,112	4.78%	913,473	23,496	5.14%
Allowance for loan losses	(5,308)			(5,096)
Non-interest-earning assets	76,927			70,157
Total assets	$1,247,569			$978,534

Interest-bearing demand deposit	$116,228	$359	0.62%	$111,357	$320	0.57%
Savings and club accounts	209,080	681	0.65%	101,893	127	0.25%
Certificates of deposit	275,612	1,297	0.94%	330,546	1,948	1.18%
Total interest-bearing deposits	600,920	2,337	0.78%	543,796	2,395	0.88%
Borrowed money	23,514	307	2.61%	28,000	368	2.63%
Total interest-bearing liabilities	624,434	2,644	0.85%	571,796	2,763	0.97%
Non-interest-bearing demand deposit	352,689			229,854
Other non-interest-bearing liabilities	15,352			19,020
Total liabilities	992,475			820,670
Equity	255,094			157,864
Total liabilities and equity	$1,247,569			$978,534

Net interest income / interest spread		$25,468	3.93%		$20,733	4.18%
Net interest rate margin			4.33%			4.54%
Net interest earning assets	$551,516			$341,677
Average interest-earning assets to interest-bearing liabilities	188.32%			159.76%

(1)     Includes Federal Home Loan Bank of New York stock.